Exhibit 10.14

May 8th 2015

Paul Winnowski

Re: Confirmatory Employment Letter

Dear Paul,

This letter agreement (the “Agreement”) is entered into between Sunrun, Inc. (“Company” or “we”) and Paul Winnowski (“Employee” or “you”). This Agreement is effective as of the date you sign this letter, as indicated below. The purpose of this letter is to confirm the current terms and conditions of your employment.

Your position will continue to be Chief Operations Officer of the Company, and you will continue to report to Lynn Jurich with responsibilities as defined in the job description previously provided to you or as otherwise reasonably assigned to you by your supervisor. During your employment with the Company, you will perform your duties faithfully and to the best of your ability and will devote your full business efforts and time to the Company. You agree not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the chief executive officer.

The terms and your compensation are as follows:

1.	Base Salary: Your current base salary is $12,916.66 per semi-monthly pay period (equivalent to $310,000.00 annually), less applicable withholdings and deductions. Your base salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. Your base salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

2.	Target Bonus: You are eligible to earn an annual bonus of 50% of your base salary at target, based on achieving a combination of individual goals and Company financial goal(s). Payment of each Actual Award shall be made as soon as practicable after the end of the Performance Period during which the Actual Award was earned and after the Actual Award is approved by the Committee, but in no event following the later of (i) the fifteenth (15th) day of the third (3rd) month of the Fiscal Year immediately following the Fiscal Year in which the Participant’s Actual Award has been earned and no longer is subject to a substantial risk of forfeiture, and (ii) March 15 of the calendar year immediately following the calendar year in which the Participant’s Actual Award has been earned and no longer is subject to a substantial risk of forfeiture. Unless otherwise determined by the Committee, to earn an Actual Award a Participant must be employed by the Company or any Affiliate on the date the Actual Award is paid.

3.	Benefits: You will continue to be eligible to participate in all of the Company benefit plans as available, including group health insurance and paid time off, based on policies in effect during your employment. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

4.	Severance: With the approval of the Company’s board of directors, you will be permitted to participate in our Key Employee Change in Control Severance Plan (the “Severance Plan”) applicable to you based on your senior position with the Company. As a participant in the Severance Plan, we will ask that you sign a participation agreement that will set forth the severance payments and benefits to which you would be entitled in connection with certain terminations of employment, which would be in lieu of any other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have in effect from time to time.

Your employment with the Company will continue to be “at will.” It is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. Although the Company may change the terms and conditions of your employment from time-to-time, (including, but not limited to, changes in your position, compensation, and/or benefits), nothing will change the at-will employment relationship between you and the Company. In addition, the compensation terms described herein will not affect your at-will employment status.

As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this letter confirms that the terms of the Company’s Employee Confidentiality, Inventions, Assignment and Arbitration Agreement (the “Confidentiality Agreement”) and other compliance agreements that you executed when you joined the Company.

This Agreement, along with the Confidentiality Agreement and Severance Plan, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the chief executive officer.

To accept the Agreement, please sign in the space indicated and return it to the Company.

Sincerely,

Chad Herring

By	/s/ Chad Herring
Chad Herring
Vice President, Human Resources

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

Date: May 12, 2015	/s/ Paul Winnowski
Paul Winnowski